Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 15, 2025 with respect to the financial statement of ARKO Petroleum Corp. contained in the Registration Statement on Form S-1, as amended (File No. 333-292265), which are incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report(s) in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

February 11, 2026